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                                                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 24, 2001, except for the first four paragraphs of Note 15 and the tables entitled "Reportable Segments" and "Reconciling Items" in Note 15 as to which the date is June 5, 2002, relating to the financial statements, which appears in Avaya Inc.'s Current Report on Form 8-K dated June 5, 2002. We also consent to the incorporation by reference of our report dated October 24, 2001 relating to the financial statement schedules, which appears in Avaya Inc.'s Annual Report on Form 10-K for the year ended September 30, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 5, 2002